Exhibit 107

Calculation of Filing Fee Table

Form F-4
(Form Type)

Freightos Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares	(2)	457(c); 457(f)	14,575,000	$10.15	(3)	$147,936,250	0.00011020	$16,302,57
	Equity	Ordinary Shares issuable upon the exercise of Warrants	(4)	457(g)	12,250,000	$11.50	(5)	$140,875,000	0.00011020	$15,524.43
	Equity	Warrants	(6)	457(g)	12,250,000	$–	(7)	$–	0.00011020	$–

	Total Offering Amounts							$288,811,250		$31,827.00
	Total Fees Previously Paid									–
	Total Fee Offsets									–
	Net Fee Due									$31,827.00

(1)	The number of ordinary shares, par value $0.00001 per share, of Freightos Limited (the “Freightos Ordinary Shares,” and “Freightos”) and warrants (the “Freightos Public Warrants” and the “Freightos Private Warrants”) to purchase Freightos Ordinary Shares being registered is based upon an estimate of the sum of (a) the maximum number of ordinary shares, par value $0.0001 per share, of Gesher I Acquisition Corp. (the “Gesher Ordinary Shares,” and “Gesher”), that will be outstanding immediately prior to the business combination described in the proxy statement/prospectus forming part of this registration statement (including the related transactions described therein, the “Business Combination”) and exchanged for one Freightos Ordinary Share for each such share; and (b) the maximum number of whole warrants of Gesher issued to (i) public investors as part of the units sold in Gesher’s initial public offering (the “Gesher Public Warrants”), (ii) certain investors in connection with a private placement that occurred concurrently with Gesher’s initial public offering (the “Gesher Private Placement Warrants”) and (iii) Gesher I Sponsor LLC in connection with up to $1,500,000 of working capital loans that may be converted into warrants (the “Gesher Working Capital Warrants” and, together with the Gesher Private Placement Warrants, the “Gesher Private Warrants”), that will be outstanding immediately prior to the Business Combination and exchanged for one Freightos Public Warrant and one Freightos Private Warrant, respectively, for each such warrant.
(2)	Represents Freightos Ordinary Shares issuable in exchange for outstanding Gesher Ordinary Shares upon the consummation of the Business Combination, consisting of up to 14,575,000 Freightos Ordinary Shares to be issued to the holders of Gesher Ordinary Shares.
(3)	Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per unit of the Freightos Ordinary Shares is based on the implied average of the high and low prices of the Gesher Public Shares as reported on the Nasdaq Capital Market on December 7, 2022.
(4)	Represents up to (a) 5,750,000 Freightos Ordinary Shares issuable upon exercise of the Freightos Public Warrants and (b) 6,500,000 Freightos Ordinary Shares issuable upon exercise of the Freightos Private Warrants, to be issued to holders of Gesher Public Warrants and Gesher Private Warrants (including Gesher Working Capital Warrants), respectively, in exchange for such warrants in connection with the Business Combination. Each whole warrant will entitle the warrant holder to purchase one Freightos Ordinary Share at a price of $11.50 per share.
(5)	Calculated pursuant to Rule 457(g) of the Securities Act. Represents the exercise price of the Freightos Public Warrants of $11.50.
(6)	Represents up to (a) 5,750,000 Freightos Public Warrants to be issued in exchange for outstanding Gesher Public Warrants upon consummation of the Business Combination and (b) 6,500,000 Freightos Private Warrants to be issued in exchange for outstanding Gesher Private Warrants upon consummation of the Business Combination.
(7)	Pursuant to Rule 457(g), no separate fee is required.